Exhibit 99.1

Soluna Announces Monthly Business Update

Achieves Milestone of 100 GWh in Curtailed Energy Monetization

ALBANY, NY, January 8, 2025 – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announced its December 2024 project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	AI Deal Signed with San Francisco Compute Company: Soluna will deliver custom AI cloud solutions to its first customer following strategic collaboration with Hewlett Packard Enterprise (HPE) GreenLake. Learn more here.
●	AI Deal Signed with Atlas Cloud: Soluna will provide Atlas with 64 Nvidia H100 GPUs and potentially scale to more to support Atlas’ advanced AI video processing workloads. Learn more here.
●	Convertible Notes, Final Convert, and Payoff: Soluna announced the completion of a final conversion and payoff of outstanding convertible notes. Learn more here.
●	Flexible Financing for Sustainable AI: Soluna launched its partnership with Gynger to offer flexible financing options for AI enterprises. Get started here.
●	Advisory Board: Soluna announced the appointment of data center expert Ernest Popescu to the Advisory Board. Learn more here.
●	New Podcast: Soluna’s new limited series explores the intersection of AI and sustainability. Listen to it here.
●	Curtailed Energy Milestone: As of November, Project Dorothy reached a milestone of over 100GWh of curtailed energy monetization. This is equivalent to powering approximately 11,500 H100s for a year.
●	New Video: CEO John Belizaire shares Soluna’s story and the future of Renewable Computing from the grounds of Project Dorothy. Watch it here.

Key Project Updates:

Project Dorothy 1A (25 MW, Bitcoin Hosting) / Project Dorothy 1B (25 MW, Bitcoin Prop-Mining):

●	Two new customer deployments totaling 20 MW of upgraded equipment are nearing completion at Project Dorothy 1A.
●	Transformer failure impacted self-mining hashrate, incurring 3 weeks of downtime for 2 MDCs at Project Dorothy 1B. This issue has been resolved.
●	Project Dorothy 1A and 1B will each incur a 1-week outage in mid-January to support the substation interconnection work planned and required for Project Dorothy 2.

Project Dorothy 2 (48 MW, Bitcoin Hosting):

●	The substation interconnection planning is complete with the electrical tie-in scheduled for mid-January.
●	Phase 1 construction – the first 16 MW – continues to progress as major electrical equipment for each MDC is in the process of being set.
●	Phase 1 commissioning preparation is underway with the core network installation planned for mid-January and the interviewing of full-time staff in process.
●	The latest photos of the construction progress can be found here.

Project Grace (2 MW at Dorothy 2, AI Cloud/Hosting):

●	Microgrid concept design, Phase 1 is nearing completion. This will inform timelines and layout.
●	Helix Phase 1 concept design is nearing completion.

Project Ada (1 MW, AI Cloud with HPE):

●	Fluidstack signed a Letter of Intent to reserve 512 H100 GPUs by the end of January or early February.
●	SFCompute usage continued to ramp through the holidays, and the first revenue report is due in mid-January.
●	128 additional H100 GPUs are slated for a new serverless offering with Atlas Cloud. We are negotiating terms.
●	Proposals were sent to several new prospects for over 544 GPUs with 3, 6, and 12-month terms.
●	The AI pipeline now conservatively exceeds 864 H100 GPUs.

Project Sophie (25 MW, Bitcoin Hosting with Profit Share, AI Hosting):

●	Site operations remain very strong and at full capacity.

Project Kati (166 MW, Bitcoin Hosting and AI):

●	Requests for quotes (RFQ) have been sent on long-lead electrical infrastructure.
●	The design scope is being finalized for the first 83 MW of Bitcoin Hosting with an EPC bid process to be facilitated in February.
●	Final round of negotiations are underway with the landowner and expect to complete by the end of January.

Customer Success:

●	Agreement reached and in the process of deploying a 3rd expansion request with customer Bit Digital.
●	Deploying the first batch of next-generation units (S21s) with upgraded site infrastructure at Project Dorothy.
●	Agreement reached and in the process of deploying a 2nd expansion request with customer Bitmine Immersion Technologies.
●	Request for proposals for Dorothy 2 Bitcoin Hosting launched.

View Soluna’s recent AMA here.

View Soluna 2024 Earnings Power Presentation here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

Non-GAAP Measures

In addition to figures prepared in accordance with GAAP, Soluna from time to time presents alternative non-GAAP performance measures, e.g., EBITDA, adjusted EBITDA, adjusted net profit/loss, adjusted earnings per share, free cash flow, both on a company basis and on a project-level basis. Project-level measures may not take into account a full allocation of corporate expenses. These measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Alternative performance measures are not subject to GAAP or any other generally accepted accounting principle. Other companies may define these terms in different ways. See our annual report on Form 10-K for the year ended December 31, 2023, for an explanation of how management uses these measures in evaluating its operations.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

Sam Sova

Partner and CEO

SOVA

Sam@letsgosova.com